Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

  News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Dawn Benchelt, Investor Relations Director	Joel Cunningham, Media Relations
(630) 218-7364	(630) 218-8000 x4897
ir@inlandrealestate.com	cunningham@inlandgroup.com

Inland Real Estate Corporation Pays February and Declares March

Cash Distribution to Common Stockholders

OAK BROOK, Ill. (February 17, 2011) – Inland Real Estate Corporation (NYSE: IRC) today announced that on February 17, 2011 it paid a cash distribution of $0.0475 per share on the outstanding shares of its common stock to common stockholders of record at the close of business on January 31, 2011.

In addition, the Company has declared a cash distribution of $0.0475 per share on the outstanding shares of its common stock, payable on March 17, 2011 to common stockholders of record at the close of business on February 28, 2011.

About Inland Real Estate Corporation

Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust that owns interests in 142 open-air neighborhood, community, power and lifestyle retail centers and single-tenant properties located primarily in the Midwestern United States, with aggregate leasable space of more than 14 million square feet. Additional information on Inland Real Estate Corporation is available at http://www.inlandrealestate.com.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995.  These forward-looking statements are not historical facts but are the intent, belief or current expectations of our management based on their knowledge and understanding of the business and industry, the economy and other future conditions. These statements are not guarantees of future performance, and investors should not place undue reliance on forward-looking statements. Actual results may differ materially from those expressed or forecasted in the forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to the factors listed and described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, as may be updated or supplemented by our Form 10-Q filings.  These factors include, but are not limited to: market and economic challenges experienced by the U.S. economy or real estate industry as a whole, including dislocations and liquidity disruptions in the credit markets; the inability of tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business; competition for real estate assets and tenants; impairment charges; the availability of cash flow from operating activities for distributions and capital expenditures; our ability to refinance maturing debt or to obtain new financing on attractive terms; future increases in interest rates; actions or failures by our joint venture partners, including development partners; and other factors that could affect our ability to qualify as a real estate investment trust.  We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.